Exhibit 10.1

ACCESSION AGREEMENT

THIS ACCESSION AGREEMENT, dated as of December 1, 2011, is entered into by SNH CALI TENANT LLC, a Delaware limited liability company (the “Company”).

RECITALS:

The Company has entered into a Management Agreement (the “Management Agreement”) with FVE Managers, Inc., a Maryland corporation (“Manager”), dated as of December 1, 2011, with respect to the assisted living facility known as Tiffany Court and located at 1866 San Miguel Drive, Walnut Creek, California (“Tiffany Court”).

Manager and certain affiliates of the Company are parties to that certain Pooling Agreement, dated as of May 12, 2011, by and among the Manager and the parties listed on Schedule A thereto (the “Pooling Agreement”).  Capitalized terms used in this Accession Agreement without definition shall have the meanings given to such terms in the Pooling Agreement.

The Company desires to become a party to the Pooling Agreement with respect to Tiffany Court.

NOW, THEREFORE:

The Company hereby accedes and becomes a party to the Pooling Agreement as an Additional TRS, agrees to be bound by the provisions of the Pooling Agreement with respect to Tiffany Court, and acknowledges that provisions of the Management Agreement will be superseded as provided therein, on and after the date first above written.

IN WITNESS WHEREOF, this Accession Agreement has been duly executed and delivered by the Company with the intention of creating an instrument under seal.

COMPANY:

SNH CALI TENANT LLC,
a Delaware limited liability company

By:	/s/ Richard A. Doyle
Richard A. Doyle
President

ACCEPTED:

FVE MANAGERS, INC.,
a Maryland corporation

By:	/s/ Bruce J. Mackey Jr.
Bruce J. Mackey Jr.
President